August 25, 1998

Securities and Exchange
Commission 450 5th Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Fidelity BancShares (N.C.), Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Regulation S-K Item 304 as part of the Company's Form S-1 registering Capital Securities of FIDBANK Capital Trust I. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/S/ PricewaterhouseCoopers LLP